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                                                                  Exhibit (p)(8)


                                                Effective Date: November 1, 2005


                                 CODE OF ETHICS


      ABN AMRO ASSET MANAGEMENT, INC.; ABN AMRO ASSET MANAGEMENT (USA) LLC;
        ABN AMRO INVESTMENT TRUST COMPANY; TAMRO CAPITAL PARTNERS LLC AND
                     ABN AMRO INVESTMENT FUND SERVICES INC.


STANDARDS OF CONDUCT

POLICY


As an employee of ABN AMRO Asset Management, Inc.; ABN AMRO Asset Management
(USA) LLC; ABN AMRO Investment Trust Company; TAMRO Capital Partners LLC; pr ABN AMRO Investment Fund Services, Inc., otherwise known as the "Company" for purposes of the Code of Ethics, you must exercise good faith in your dealings with both the Company and its clients consistent with the high degree of trust and confidence that is placed in you by the Company.

The need for the stringent application of this principle is heightened by the necessity that the Company, in turn, exercises the highest degree of ethical conduct in its dealings with its clients. This can be accomplished only through your individual commitment to the Company's values: Integrity, Respect, Teamwork and Professionalism.

If you discover that you will derive personal gain or benefit from any transaction between the Company and any individual or firm, you must immediately refer the matter and disclose all pertinent facts to the appropriate manager/supervisor or their designee.

The Company's standards of conduct are necessarily strict because they are intended for the benefit and protection of the Company and its employees. No attempt to delineate guidelines for proper conduct can hope to cover every potential situation, which may arise during your service with the Company. Whenever there is any doubt about the propriety of any action, you are urged to discuss the matter with your manager/supervisor. Violations of the Standards of Conduct Policy are grounds for disciplinary action, including dismissal. The standards of conduct set forth herein must be applied fully and fairly without reliance upon technical distinctions to justify questionable conduct.

PROCEDURE


CONFLICTS OF INTEREST You may not engage in personal activities that conflict with the best interests of the Company. In addition, you may not engage in personal activities that are in conflict with the interests of the Company's clients.

DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION In the normal course of business, employees may be given or may acquire information about the business of the Company, its clients, or its affiliates which is not available to the general public. This information is confidential and may include financial data, business plans and strategies, examiners' ratings, and information concerning specific lending or trading decisions. All employees are responsible for respecting and maintaining the confidential nature of such information, including taking reasonable care in

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                                                Effective Date: November 1, 2005


how and where they discuss, document and store the confidential information that relates to the business activities of the Company and its clients. Confidential information may only be disclosed within the Company to those who need to know the information to perform their job functions.

MATERIAL, NON-PUBLIC INFORMATION Some confidential information is also material, non-public information and subject to the restrictions of federal and state banking and securities laws and regulations as to its communication and use. Material information should be treated as non-public until it is clear the information can be deemed public or ceases to be material.

CHINESE WALLS Material, non-public information generally may not be communicated across any of the Chinese Walls that exist within the Company and its affiliates to separate trust, trading and lending areas from each other. A "Chinese Wall" is a set of policies and administrative procedures designed to avoid an appearance of impropriety resulting from concurrent business activities within the same organization. Improper communication, in violation of the Chinese Wall proscriptions, can subject employees, the Company and its management to serious penalties. It can also result in restrictions being imposed upon business activities, on individuals or on particular areas of the Company that have improperly received material, non-public information.

PERSONAL INVESTMENTS You must exercise sound judgment in making personal investments in order to avoid situations contrary to the best interests of the Company. You must also avoid imprudent, speculative or questionable activity.

It is not possible to enumerate all the circumstances where these restrictions apply; however, for example, it would be improper:

          o To make or maintain an investment in the securities of a corporation that you know is being financed by the Company, unless the securities of the company have a broad public market and are registered on a national securities exchange or traded in over-the-counter markets;
          o To permit a client to arrange an investment for your account or to participate in investments arranged, sponsored or participated in by a client under circumstances that might create, or give the appearance of creating a conflict of interest;
          o To make or maintain an investment in any company or business with which the Company has business relationships, if the investment is of such a character (whether because of the size or value of the investment or for any other reason) which might create or give the appearance of creating a conflict of interest;
          o To purchase any new securities of any client of the Company or to purchase any new securities of any company through an investment banking or securities firm having a business relationship with the Company unless the demand for such new securities is such that purchases are not restricted or allocated among prospective purchasers; or
          o To enter into a security transaction when you are aware that such action will anticipate or parallel any investment action of the Company, whether the Company is acting for itself or in a fiduciary capacity.

Generally, investments in securities that have a broad public market and are registered on a national securities exchange or traded in over-the-counter markets would not ordinarily create a conflict of interest and therefore are not required to be reported.


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                                                Effective Date: November 1, 2005


Borrowing money to finance speculative investments such as trading in securities or commodities may expose you to additional financial risk, and it is, therefore, strongly recommended that you exercise caution when adopting this practice.

OUTSIDE ACTIVITIES If you are a full-time employee, you may not accept outside employment or accept payment for services rendered to others, even though such employment or the services rendered may be permissible or desirable, without the prior consent of the Chief Compliance Officer or designee. If warranted, the Chief Compliance Officer may defer to the president. This includes engagements for teaching, speaking and the writing of books and articles.

In addition, you may not accept an appointment to act as an administrator, executor, guardian, trustee, or to act in any other fiduciary capacity, except when acting in such capacity for a person related to you by blood or marriage, without the approval of the Chief Compliance Officer. Where such duties are accepted for a relative or approval is obtained, the Company and the law demand the highest standards of good faith in discharging such duties.

You are encouraged to participate in appropriate professional groups and responsible civic organizations if such service does not interfere with your duties at the Company, provided such relationship would not be prohibited or limited because of statutory or administrative requirements regarding conflicts of interest. If it appears that participation in any such organizations would interfere with your duties, you must obtain approval from the appropriate president or manager/supervisor (or their designee).

You may not accept membership on the board of directors of an outside Company unless you first obtain the approval of the Chief Compliance Officer.

POLITICAL ACTIVITY The Company is interested in good government and encourages you to support the candidate or party of your choice both through service and financial support. However, any affiliation with a candidate or party that suggests the Company supports that candidate or party is strictly prohibited. You may not use the Company or its property for political purposes, nor may you use the name of the Company to further any political cause or candidate.

You are encouraged to become involved in local government and to run for local part-time elected office, such as school board member or town counsel, if you should so desire. If campaigning or the duties of an office interfere with your duties at the Company, you may have to resign from your position. You should discuss the situation with the appropriate president or manager/supervisor (or their designee) to determine whether a conflict exists. If you wish to run for full-time elected office you must obtain approval from and make all necessary arrangements with the appropriate president prior to announcing your candidacy.

A number of public bodies are clients of the Company and service by you with such a public body could give rise to situations where a conflict of interest exists. To avoid this problem, explore the possibility of conflict with the Company's Chief Compliance Officer or designee before beginning any such service.

The Federal Elections Campaign Act (2 USC 441b) prohibits a national bank, or any company organized by authority of any law of Congress, from making political contributions in connection with federal, state and local elections. Federal law also places restrictions on the ability of other corporations to make certain political contributions. Therefore, no employee may make any contributions or expenditures on behalf of the Company in connection with any election to any political office, any primary election, or any political convention or caucus held to select


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                                                Effective Date: November 1, 2005


candidates for any political office without first obtaining approval from the appropriate president and the Company's Chief Compliance Officer or designee.

BORROWING FROM CLIENTS You may not borrow money from a client of the Company unless such borrowing is from a bank or other financial institution made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with members of the general public and does not involve more than the normal risk of repayment or include other unfavorable features.

BUSINESS TRANSACTIONS FOR THE COMPANY You may not represent or exercise authority on behalf of the Company in any transaction with any person, firm, company or organization with which you have any material connection (including, but not limited to, a directorship, officership, family relationship or significant borrowing relationship) or in which you have a material financial interest. You must report any existing or proposed business relationships with any such person, firm, company or organization to the Company's Chief Compliance Officer or designee, who will determine with the appropriate levels of management whether such business relationship is "significant" for purposes of this prohibition.

BUSINESS TRANSACTIONS WITH THE COMPANY If you are authorized by an outside organization to transact business with the Company on its behalf, you must report such authorization to the Company's Chief Legal Officer or designee.

GIFTS BEQUESTS AND GRATUITIES This policy is designed to ensure compliance with the Bank Bribery Statute (18 USC 215). Generally speaking, the statute makes it a criminal offense for officials of financial institutions to solicit or accept anything of value in connection with any transaction or business of a financial institution. For these purposes, officials include officers, directors, employees, agents or attorneys of a financial institution.

The Bank Bribery Statute prohibits you, as an employee of the Company, from soliciting for yourself or for a third party (other than the Company itself) anything of value from anyone in return for any business, service or confidential information of the Company or accept anything of value (other than normal authorized compensation) from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated.


In addition, ABN AMRO Asset Management has implemented a separate policy which governs gifts, entertainment, and contributions which also applies.

IMPROPER PAYMENTS (BRIBES OR KICKBACKS) You have an obligation not to take any action that might result in a violation by the Company of the laws of the United States, the State of Illinois, or any other jurisdiction in which the Company does business. The Foreign Corrupt Practices Act (15 USC 78 DD-1, 78 DD-2) provides that in no event may payment of anything of value be offered, promised or made to any government, government entity, government official, candidate for political office, political party or official of a political party (including any possible intermediary for any of the above), foreign or domestic, which is, or could be construed as being, for the purposes of receiving favorable treatment or influencing any act or decision by any such person, organization or government for the benefit of the Company or any other person.

ECONOMIC SANCTIONS Under the International Emergency Economics Powers Act (50 USC 1701), the President of the United States may impose sanctions such as trade embargoes, freezing of assets and import surcharges. The Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury promulgates regulations dealing with economic sanctions.


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                                                Effective Date: November 1, 2005


Therefore, no employee on behalf of the Company may intentionally transact business with those countries or specially designated nationals against which economic sanctions have been imposed unless the appropriate license has been obtained from the OFAC allowing such transaction.

PROHIBITION ON THE USE OF INFORMATION FROM YOUR PREVIOUS EMPLOYER You should not bring any documents, software or other items to the Company that may contain your previous employer's confidential, trade secret or proprietary information. This would include such things as computer disks, rolodexes, client lists, financial reports or other materials that belong to your previous employer. If you have such materials in your possession, they should be returned to your former employer immediately.

SOLICITATION AND DISTRIBUTION In order to maintain a businesslike work environment, solicitation of any kind is prohibited in the workplace during work time. Solicitation includes requesting contributions, signatures, promoting membership in any organization, and purchasing or selling products. In addition, distribution of literature or printed matter is not allowed in work areas at any time. Non-employees are also prohibited from soliciting or distributing on Company property.

YOUR DUTY TO REPORT ABUSES OF THE CODE OF ETHICS AND STANDARDS OF CONDUCT POLICY OR OTHER ILLEGAL OR UNETHICAL CONDUCT All employees have a special obligation to advise the organization of any suspected abuses of Company policy, including suspected criminal or unethical conduct, which you are required to report to the Chief Compliance Officer. If you believe there has been any violation of securities law, anti-trust, health and safety, environmental, government contract compliance or any other laws or Company policies, we encourage you to make a report to an appropriate individual in the organization. You may also make reports by contacting either the Corporate Legal Department or the Corporate Human Resources Department and you will not be subjected to any form of retaliation for reporting legitimate suspected abuses.

INVESTIGATIONS OF REPORTED OR SUSPECTED MISCONDUCT As a financial organization, we have a special duty to safeguard the Company's proprietary and confidential information, assets and property of our clients and the organization. In the event of an investigation regarding possible wrongdoing, you must cooperate fully.

Information relating to any investigation, including information provided by you or the fact of your participation in any investigation, is considered confidential, and will only be revealed to individuals not associated with the investigation on a need to know basis.

Any request for information or subpoenas regarding federal or state agency investigations must be in writing and directed to the Compliance department who will coordinate with the Legal department.


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                                                Effective Date: November 1, 2005


PERSONAL SECURITIES TRANSACTIONS

POLICY


ABN AMRO Asset Management's policy allows employees to maintain personal securities accounts provided any personal investing by an employee in any accounts in which the employee has a beneficial interest, including any accounts for any immediate family or household members, is consistent with ABN AMRO Asset Management's fiduciary duty to its clients and consistent with regulatory requirements.

Each employee must identify any personal investment accounts and report all reportable transactions and investment activity on at least a quarterly basis to the firm's Compliance Officer, or other designated officer.

BACKGROUND


The Investment Advisers Act, Rule 204A-1 requires advisers to adopt a Code of Ethics and to identify "supervised persons," and require the reporting of personal investments on a quarterly basis and the maintenance of records of personal securities transactions for those supervised persons who are considered "access persons". "Access persons" are defined as any supervised person who (A) has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or (B) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. The Company has deemed that all employees are considered "access persons". Advisers to registered investment companies are required to adopt a Code of Ethics regarding personal investment activities under the Investment Company Act, Rule 17j-1. An investment adviser's policies and procedures represent an internal control and supervisory review to detect and prevent possible inside trading, conflicts of interests and possible regulatory violations.

PROCEDURE


ABN AMRO Asset Management has adopted procedures to implement the firm's policy on personal securities transactions and reviews to monitor and insure the firm's policy is observed, implemented properly and amended or updated, as appropriate, which can be summarized as follows:

INITIAL HIRE In accordance with Rule 17j-1 of the Investment Company Act and Rule 204A-1 of the Investment Advisers Act, Access Persons are to identify any personal investment account and any accounts in which the employee has a beneficial interest, including any accounts for the immediate family and household members, within 10 days upon hire or upon becoming an access person and annually thereafter and upon opening or closing any account(s). The employee must also provide their holdings in any covered securities in which they have a beneficial interest. The holding reports must be current as of a date not more than 45 days prior to date the employee becomes an access person. The report must include the following: (1) the title and type of security; (2) the exchange ticker symbol or CUSIP number; (3) number of shares; (4) principal amount of each reportable security;


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                                                Effective Date: November 1, 2005


(5) the name of the broker, dealer, or bank with or through which any securities are held; and (6) the date the access person submits the report. In addition, the Access Person will be required to certify in writing that they have read, understand and agree to comply with the Personal Transaction Policies and Procedures, the Company Insider Trading Policies and Procedures, and the Standards of Conduct Policy (known in the aggregate as the Code of Ethics). No employee, officer or director shall open or maintain personal accounts with the institutional broker representatives through which ABN AMRO Asset Management executes transactions on behalf of Advisory Clients. Access Persons should arrange with their broker to have copies of all confirms and statements, covered by this policy, sent to Heather Birmingham in the Compliance Department. The Compliance Department is responsible to contact new employees.

COVERED SECURITIES The following securities are considered "covered securities" for personal securities transactions: any stock, bond, future, investment contract, options on securities, options on indexes, options on currencies, options on futures, index based exchange traded funds or exchange traded unit investment trusts (such as SPDRs). Also included are any ABN AMRO Funds or affiliated funds, excluding money market funds. In addition, purchase and sale transactions in your ABN AMRO 401K plan, excluding percentage allocation changes or payroll deduction percentages, are considered covered securities. All covered securities must be precleared.

Securities NOT defined as "covered" include purchases and sales of direct obligations of the Government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, or shares issued by non-affiliated mutual funds.

PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS All Access Persons must obtain approval from a designated Preclearance Officer before effecting a Personal Securities Transaction. Preclearance of a trade shall be valid and in effect only until the end of the next business day following the day preclearance is given. A Preclearance expires if and when the person becomes, or should have become, aware of facts or circumstances that would prevent a proposed trade from being precleared. A Preclearance Officer must obtain pre-approval from the Compliance Department when effecting a Personal Securities Transaction. Access Persons may, under unusual circumstances, such as a personal financial emergency, apply for an exception to the Director of Compliance, which application may be granted or denied.

PRECLEARANCE RULES Purchase or sales of securities by Access Person will be permitted only if the securities are not on a restricted list and the Trading Desk has no open orders for the securities. The restricted list is a confidential list and is not to be disclosed to Access Persons other than the Preclearance Officers, Compliance or Senior Management. Transactions in equity securities where the transaction (or series of related transactions) involves under $10,000 of the securities of a company with a market capitalization of over $10 billion must be precleared. They will be authorized regardless of whether the security appears on the restricted list but only when the Trading Desk has no open orders for the securities. Access Persons are permitted to place limit orders. However, limit orders must be precleared on a daily basis following the day preclearance is given.

EXCLUDED FROM PRECLEARANCE RULES ARE: Purchases or sales effected in any account over which the Access Person has no direct influence or control including non-volitional investment programs or rights; Purchases effected by reinvesting cash dividends pursuant to an automatic dividend reimbursement program ("DRIP")--this exemption does not apply,


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                                                Effective Date: November 1, 2005


however, to optional cash purchase pursuant to a DRIP; Purchases of rights issued by an issuer pro rata to all holders of a class of its securities, if such rights were acquired from such issuer, and the exercise of such rights; Transactions involving the exercise of employee stock options. If an Access Person has given up investment discretion to another unaffiliated party, they should submit a letter from the broker attesting to this fact to the Compliance Department, when joining the firm as a new employee or when a new account is opened.

PROHIBITED DEALINGS Trading or communicating "inside information" is prohibited, under any and all circumstances. It is prohibited to use the facilities of the Companies to secure new issues for any non-clients, directly or indirectly. Access Persons are not permitted to, directly or indirectly, purchase securities from or sell securities to Client accounts. Access Persons shall not effect transactions that are excessive in volume or complexity as to require a level of personal time and attention that interferes with the performance of employment duties. This will be determined by Senior Management based upon surrounding facts and circumstances. In addition, no supervised person shall (a) place his or her personal interests ahead of those of any client of the Company, (b) conduct his or her personal securities transactions in a manner that is inconsistent with this Code of Ethics or that creates an actual or potential conflict of interest or abuses his or her position of trust and responsibility,
(c) take inappropriate advantage of his or her position with the Company, or (d) otherwise breach any applicable federal securities laws, including those related to insider trading.

INITIAL PUBLIC OFFERING'S AND PRIVATE PLACEMENTS Access persons may not purchase new equity issues (including convertible bonds or preferred stock) on the initial public offering without the prior approval of the President of ABN AMRO Asset Management Holdings, Inc. If the President seeks to acquire a beneficial interest in an initial public offering, the request for approval will be submitted to the Compliance Department. Access Persons may not acquire a beneficial interest in any securities in a private placement or exercise discretion with respect to a private placement for a controlled account without prior approval from the Chief Compliance Officer.

MINIMUM HOLDING PERIOD Access Persons shall not purchase and sell or sell and purchase the same security, its equivalent security (such as options), or affiliated ABN AMRO mutual fund within 30 calendar days. A LIFO basis will be used for purposes of calculation when more than one lot is involved. Activity will be aggregated among all of an Access Person's Covered Security Accounts. Exceptions will only be pre-approved on a case-by-case basis by two of the following three parties: the CEO, the COO, and/or a designated Compliance Officer.

QUARTERLY REPORTING Employees must report all required information for covered personal securities transactions on a quarterly basis within 30 days of the end of each calendar quarter to the Compliance Officer or other designated officer. However, the employee will be required to notify the CCO after the 11th day of the end of month end to explain if he/she will utilize the additional 20 days to submit their report. The Compliance Department is responsible to send out quarterly reporting forms to Access Persons. Required information for a covered securities transactions includes the following: (1) the date of the transaction, the title, the applicable exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; (2) the nature of the transactions; (3) the price of the security at which the transaction was effected;(4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date the report is submitted.


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                                                Effective Date: November 1, 2005


ANNUAL REPORTING On an annual basis an Access Person must disclose all personal securities holdings, excluding non-affiliated mutual funds. The report must contain information that is current as of a date no more than forty five days before the report is submitted. On an annual basis Access Persons will be required to confirm accounts representing Beneficial Interests and accounts where the Access Person has Control. On an annual basis thereafter, Access Persons must certify in writing that they have read, understand and agree to comply with the Personal Transaction Policies and Procedures, the Company Insider Trading Policies and Procedures, and the Standards of Conduct Policy (known in the aggregate as the Code of Ethics). The Compliance Department is responsible to send out annual reporting forms to all Access Persons.

INVESTMENT PERSON DISCLOSURE Investment Persons who have been authorized to acquire securities in an initial public offering or private placement or who have beneficial interests prior to Company Employment are required to disclose the investment when they play a part in any subsequent consideration of Client investments in the issuer. In such circumstances, the Company's decision to purchase securities is subject to an independent review by investment personnel with no personal interest in the issuer. Investment Persons, when recommending any security, shall disclose any direct, indirect or potential conflict of interest related to the issuer of the security being recommended. Analysts purchasing or selling a security (or its equivalent such as options) contrary to recommendations they have issued on the same security or the security's issuer will be required to preclear such transactions with the Director of Fixed Income or the Director of Equity prior to placing a regular preclearance request. Such request will be in writing, with a copy forwarded to the Compliance Department.

DIRECTOR/OFFICER/PRINCIPAL STOCKHOLDER DISCLOSURE Every person who is directly or indirectly the beneficial owner of more than 10% of any class of any equity security (other than an exempted security) who is an director of an officer of the issuer of such security, shall file such statements as are required by the SEC. This must be done within ten days after he or she becomes such beneficial owner, director, or officer and/or if there has been a change in such ownership, before the end of the second business day following the day on which the transaction has been executed.

ADVISER REVIEW The Compliance Officer will review all employees' reports of personal securities transactions and holdings for compliance with the firm's policies, including the Insider Trading Policy, regulatory requirements and the firm's fiduciary duty to its clients, among other things. The Compliance Department tracks any apparent violations/requested exemptions and reports such activity to the Company Ethics Committee at least quarterly. The Ethics Committee will determine any corrective action and/or sanctions that should be imposed.

FUND BOARD REVIEW At least annually, AAAM Inc, AAAM LLC, TAMRO, Participating Affiliates, and Sub-Advisers will provide a written report to the Fund Board of Trustees that describes (1) issues since the last report to the Board, new procedures, and information about material violations of the code and sanctions involved and (2) certifies that the entity has adopted procedures reasonably necessary to prevent violations of the Code of Ethics. The Adviser must also adopt a written code of ethics that contains provisions reasonably necessary to prevent access persons from engaging in conduct prohibited by 17j-1(b). In addition, the Fund Board of Trustees must approve the Adviser's Code of Ethics and any material changes no later than 6 months after the change has been effected.


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                                                Effective Date: November 1, 2005


INSIDER TRADING

POLICY


ABN AMRO Asset Management's policy prohibits any employee from acting upon, misusing or disclosing any material non-public information, known as inside information. Any instances or questions regarding possible inside information must be immediately brought to the attention of the Chief Compliance Officer or senior management, and any violations of the firm's policy will result in disciplinary action and/or termination.

BACKGROUND


Various federal and state securities laws and the Advisers Act (Section 204A) require every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such adviser's business, to prevent the misuse of material, nonpublic information in violation of the Advisers Act or other securities laws by the investment adviser or any person associated with the investment adviser.

While US law concerning insider trading is not static, it is generally understood that the law prohibits (1) trading by an insider on the basis of material nonpublic information or (2) trading by a non-insider on the basis of material nonpublic information where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated by the non-insider in breach of a duty of trust or confidence to the disclosing insider or (3) communicating material nonpublic information to others in violation of the law.

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the following penalties even if he or she does not personally benefit from the violation. Penalties include: civil injunctions, disgorgement of profits, jail sentences, fines for the person who committed the violation, fines for the employer or other controlling person up to $1,000,000 or three times the amount of the profit gained or loss avoided.

PROCEDURE


ABN AMRO Asset Management has adopted various procedures to implement the firm's insider trading policy and reviews to monitor and insure the firm's policy is observed, implemented properly and amended or updated, as appropriate, which may be summarized as follows:

GUIDANCE A designated Compliance Officer provides guidance to employees on any possible insider trading situation or question. If you believe that information is material and non-public you should (1) report the matter immediately to Compliance (2) do not purchase or sell the securities on behalf of yourself for others (3) do not communicate the information inside or outside the Company, other than to counsel if directed to do so by the Compliance Officer (4) after the Compliance Officer has reviewed the issue with counsel, as appropriate,


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                                                Effective Date: November 1, 2005


you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information,

OTHER REPORTING ACCESS persons must report to a designated person or Compliance Officer all business, financial or personal relationships that may result in access to material, non-public information. Access persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior written authorization from a respective Company's Board of Directors, based upon a determination that the board service would be consistent with the interests of the Company and its clients. In circumstances in which board service is authorized, the Access Person will be isolated from those making investment decisions in that security through Chinese Wall or other procedures.

INSIDER REPORTING REQUIREMENTS In order to facilitate insider trading restrictions, each employee trading account of an employee of the Company with the rank of executive vice president or above, ("Insider") shall at the Insider's option either be maintained at a securities affiliate of the Company or be maintained at another brokerage firm with that other firm providing a copy of all trade confirmations account and statements, at regular intervals, for the Insider's account to the Company's Compliance Officer. It is the responsibility of each Insider who is required to comply with this aspect of the policy to complete a copy of the "Broker Identification and Authorization" form, which may be obtained from Compliance, and submit it to each securities brokerage firm whose confirmations are to be supplied. In addition to the restrictions set forth herein, depending on your position, your manager/supervisor may also give you more specific policies which govern your ability to purchase, sell or otherwise deal in securities. Trades in non-affiliated mutual funds are excluded from this requirement.

PROTECTION OF MATERIAL NON PUBLIC INFORMATION Care must be taken so that material and non-public information is secure and not communicated to anyone, except as directed by Compliance during the guidance process. This does not preclude the adviser from providing necessary information to persons providing services to the account, such as brokers, accountants, custodians and fund transfer agents. Please note that affiliated ABN AMRO mutual fund holdings are only to be released subject to the rules of ABN AMRO Investment Fund Services (currently 20 calendar days after month end).

ETHICS COMMITTEE REPORTING A designated Compliance Officer prepares a written report to management and/or legal counsel of any possible violation of the firm's Insider Trading Policy for implementing corrective and/or disciplinary action. This is reported at the quarterly Ethics Committee meetings.

UPDATES ABN AMRO Asset Management's Insider Trading Policy is reviewed and evaluated on a periodic basis and updated as may be appropriate.


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

                                                Effective Date: November 1, 2005


GIFT, ENTERTAINMENT, AND CONTRIBUTIONS POLICY

POLICY


It is the policy of ABN AMRO Asset Management that no employee of ABN AMRO Asset Management shall, directly or indirectly, give or permit to be given anything of service or value, including gratuities, in excess of $100 annually (calendar year basis) to any person, principal, proprietor, employee, agent or representative or another person where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity. An example of a gift includes but is not limited to: gift certificates, event tickets, gift baskets, golf shirts, sleeves of golf balls, etc. Due to this policy, all gifts require preapproval of the Director of each department and The Chief Compliance Officer, Elwood Weilage, or his designee. The Gift Approval Form must be utilized.

In addition, any employee of ABN AMRO Asset Management cannot receive any gift in excess of $100 annually (calendar year basis) per giver (either person or entity). In addition, all receipts of gifts must be reported to Compliance on a quarterly basis. Where a gift basket is given to a group and shared, the estimated amount of gift can be pro-rated among the recipients.

If an employee attends an event or dinner with any person, principal, proprietor, employee or agent or representative or another person, this is not considered a gift but is considered entertainment. Entertainment can only be performed on a occasional basis to an individual and cannot be frequent nor so extensive as to raise any question of propriety and cannot be preconditioned on achievement of a sales target. In addition, entertainment is limited to $1000 annually (calendar year basis) per person, with approximately a $300 limit per event.

This policy also governs contributions, advertising and promotional expenses and political contributions "PACs".

Business related contributions for any client-related, prospect, consultant or any other business related purpose/function is subject to approval prior to the contribution by the Director of the respective department requesting the contribution and the Chief Compliance Officer, Elwood Weilage, or his designee. The Contribution Request and Approval form must be utilized.

Advertising and Promotional Expenses (i.e. branded or items purchased with AAAM logo for distribution) which are for any client-related, prospect, consultant and any other business-related purpose/function is required to be approved by the Director of the department requesting the expense and the Chief Compliance Officer, Elwood Weilage, or his designee. The Advertising and Promotional Expense Approval form must be utilized.

It is the policy of ABN AMRO Asset Management that Political Contributions "PACs" should be made directly to LaSalle Bank.


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